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               DELTA GALIL INDUSTRIES ACQUIRES BURLEN CORPORATION

           BOLSTERS POSITION IN LADIES' INTIMATE APPAREL AND IN THE US

MASS-MARKET TEL AVIV, ISRAEL - DECEMBER 9, 2004-- DELTA GALIL INDUSTRIES LTD. (NASDAQ: DELT), the global provider of private label and branded intimate apparel, socks, men's underwear, baby-wear and leisurewear, announced today that it has acquired Burlen Corporation.

Burlen is a leading private label manufacturer of ladies intimate apparel with sales of approximately $110 million in 2004. Burlen's customers are mass and mid market retailers. Burlen has been supplying Wal-Mart, its largest customer, for nearly 40 years. Burlen's design, merchandising and marketing teams are located in New York and its logistics, operations and distribution facilities are located in Tifton, Georgia. Burlen manufactures primarily through subcontractors in the Far East and the Caribbean.

At closing, Delta will pay to the selling shareholders $47.9 million in cash and $2.25 million in ordinary shares to be transferred from Delta's treasury shares. In addition, Delta will be assuming Burlen's debt of approximately $8.8 million. Delta may pay the selling shareholders an additional earn-out amount over three years, based on the sales and profitability performance of Burlen. The selling shareholders, who are the senior managers of Burlen, will retain senior executive positions at Delta.

Arnon Tiberg, Delta's President and CEO, stated: "The Burlen acquisition is another step in our strategy to increase our intimate apparel category of the mass market. There are opportunities for synergies between Burlen's operations and Delta's existing activities and we expect this acquisition to strengthen Delta's position in the mass market. We are also excited to have Steve Klein, Burlen's CEO and main shareholder, join the Delta team. His experience will be invaluable as we continue to penetrate this sector."

Mr. Tiberg noted that the deal would be accretive to Delta's profitability from 2005.

Steve Klein, CEO of Burlen, commented: "I am excited to join the Delta family. Burlen's growth has been driven by product innovation and our logistics and sourcing capabilities. Our expertise in ladies' intimates and success with mass-market customers fit Delta's model well and we look forward to leveraging both companies' achievements for further growth in this market."

DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL SOLD UNDER BRANDS SUCH AS CALVIN KLEIN, HUGO BOSS, NIKE, AND RALPH LAUREN. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING MARKS & SPENCER, TARGET, WAL-MART, VICTORIA'S SECRET, JC PENNEY, HEMA, J. CREW, GAP, AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, JORDAN, EGYPT, TURKEY, EASTERN EUROPE, NORTH AND CENTRAL AMERICA, THE CARIBBEAN AND THE FAR EAST. FOR MORE INFORMATION, PLEASE VISIT OUR WEBSITE: WWW.DELTAGALIL.COM

THE PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE "COMPANY") ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO CHANGES IN TECHNOLOGY AND MARKET

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REQUIREMENTS, DECLINE IN DEMAND FOR THE COMPANY'S PRODUCTS, INABILITY
TO TIMELY DEVELOP AND INTRODUCE NEW TECHNOLOGIES, PRODUCTS AND APPLICATIONS, LOSS OF MARKET SHARE, PRESSURE ON PRICING RESULTING FROM COMPETITION, AND INABILITY TO MAINTAIN CERTAIN MARKETING AND DISTRIBUTION ARRANGEMENTS, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTACTS:

YOSSI HAJAJ        DELTA GALIL INDUSTRIES LTD.     TEL: +972-3-519-3744

RACHEL LEVINE      THE ANNE MCBRIDE COMPANY        TEL: +212-983-1702 X207